News Release

Amkor Technology Reports Financial Results for the Fourth Quarter and Full Year 2011

Fourth Quarter 2011

•	Net sales $684 million

•	Gross margin 16%

•	Net income $25 million

•	Earnings per diluted share $0.11

Full Year 2011

•	Net sales $2.78 billion

•	Gross margin 18%

•	Net income $92 million

•	Earnings per diluted share $0.39

CHANDLER, Ariz. - February 9, 2012 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the fourth quarter ended December 31, 2011, with net sales of $684 million, net income of $25 million, and earnings per diluted share of $0.11. For the full year 2011, Amkor reported net sales of $2.78 billion, net income of $92 million, and earnings per diluted share of $0.39.

"During the fourth quarter we saw record quarterly sales in our wireless communications end market driven by strong demand for smartphones and tablets," said Ken Joyce, Amkor's president and chief executive officer. "We also experienced a seasonal decline in gaming and consumer electronics and some softness in demand in the networking, automotive and industrial areas."

"We achieved some notable successes in 2011," added Joyce. "We continued to build upon our industry-leading position in flip chip and other advanced packaging, and commercialized our innovative fine pitch copper pillar flip chip technology. We also delivered a sixth consecutive year of positive free cash flow, and overcame the extraordinary supply chain challenges that resulted from the tragic earthquake and tsunami in Japan."

Selected financial information for the fourth quarter 2011 is as follows:

•	Net Sales: $684 million, down 8% from $740 million in the prior quarter, and down 9% from $751 million in the fourth quarter of 2010

•	Gross Margin: 16%, compared to 17% in the prior quarter, and 21% in the fourth quarter of 2010

•	Net Income: $25 million, down from $27 million in the prior quarter, and down from $51 million in the fourth quarter of 2010

•	Earnings Per Diluted Share: $0.11, equal to the prior quarter, and down from $0.20 in the fourth quarter of 2010

Selected financial information for the full year 2011 is as follows:

•	Net Sales: $2.78 billion, down 6% from $2.94 billion in 2010

•	Gross Margin: 18%, compared to 23% in 2010

•	Net Income: $92 million, down 60% from $232 million in 2010

•	Earnings Per Diluted Share: $0.39, down 57% from $0.91 in 2010

"We continued to focus on cost reduction initiatives in the fourth quarter," said Joanne Solomon, Amkor's executive vice president and chief financial officer. "We recorded a charge of $4 million (or $0.01 per diluted share) in the quarter for restructuring costs associated with reductions in our workforce."

“Capital additions were $128 million during the fourth quarter, primarily in support of specific business for key customers in smartphones and tablets, for expansion of our facilities in China in support of NAND memory business, and for cost reduction initiatives in our factories,” said Solomon.

In August 2011, Amkor's Board of Directors authorized the repurchase of up to $150 million of our common stock. During the fourth quarter the company repurchased 17.7 million shares at a purchase price of $80 million, for a total of 28.6 million shares at a purchase price of $129 million for the full year 2011.

At its recent meeting in February 2012, the Board of Directors authorized an additional $150 million for the repurchase of our common stock. “Our stock repurchase program has been very successful to date, and we believe that the continuation of the program will serve to enhance stockholder value,” said Joyce. The purchase of stock under this program may be made in the open market or through privately negotiated transactions. The timing, manner, price and amount of any repurchases will be determined by the Company at its discretion and will depend upon a variety of factors including economic and market conditions, price, applicable legal requirements and other factors. The stock repurchase program will be funded with available cash and may be suspended or discontinued at any time.

Cash and cash equivalents were $435 million, and net debt was $912 million, at December 31, 2011.

Selected operating data for the fourth quarter and full year 2011 is included in a section before the financial statements.

Business Outlook

“Looking ahead to the first quarter 2012, we are seeing seasonal demand patterns with revenues expected to be down 3% to 10% from the fourth quarter 2011,” said Joyce. "We continue to focus on improving utilization and rationalizing our cost structure. These efforts are gaining traction and we expect that our gross margin in the first quarter will be the bottom for the year."

"As part of our continuing efforts to rationalize our cost structure, we have initiated a voluntary retirement program in Japan. While the ultimate amount of the charge for this restructuring initiative will depend on the level of employee participation, we currently anticipate incurring a charge of around $6 million in the first quarter 2012," said Solomon.

Based upon the currently available information, we have the following expectations for the first quarter 2012. These expectations do not include an estimate for the Japan restructuring charge discussed above:

•	Net sales of $615 million to $665 million, down 3% to 10% from the prior quarter

•	Gross margin of 14% to 17%

•	Net loss of $5 million to net income of $18 million, or ($0.03) to $0.09 per diluted share

•	Capital additions of around $125 million for the first quarter, and around $300 million for the full year

Conference Call Information

Amkor will conduct a conference call on February 9, 2012, at 5:00 p.m. Eastern Standard Time. This call is being webcast and can be accessed at Amkor's web site: www.amkor.com. You may also access the call by dialing 877-941-0843. A replay of the call will be made available at Amkor's web site or by dialing 800-406-7325 (access pass code #4510386). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's SEC filings and on Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements made regarding: our stock repurchase program, the demand patterns in the first quarter 2012, our efforts on improving utilization and rationalizing our cost structure, our expectations regarding gross margin in the first quarter and the year, our voluntary retirement program in Japan and the related charge anticipated in the first quarter 2012, our current business outlook for the first quarter 2012, including our expected net sales, gross margin, net income, earnings per diluted share and capital additions, and our capital additions for the full year 2012. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers;

•	timing and volume of orders relative to production capacity and inability to achieve high capacity utilization rates;

•	volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages;

•	dependence on key customers;

•	customer modification of and follow through with respect to forecasts provided to us;

•
changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•	disruptions or deficiencies in our controls resulting from the implementation of our new enterprise resource planning system;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2010 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:

Amkor Technology, Inc., Chandler
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q4 2011	Q3 2011	Q4 2010	2011	2010
Sales Data (prior periods were revised for a refinement of our classifications):
Packaging services (in millions):
Chip scale package	$276	$247	$272	$965	$954
Leadframe	158	179	176	692	761
Ball grid array	128	190	186	625	747
Other packaging	53	52	46	211	188
Packaging services	615	668	680	2,493	2,650
Test services	69	72	71	283	289
Total sales	$684	$740	$751	$2,776	$2,939

Packaging services:
Chip scale package	40%	33%	36%	35%	33%
Leadframe	23%	24%	24%	25%	26%
Ball grid array	19%	26%	25%	22%	25%
Other packaging	8%	7%	6%	8%	6%
Packaging services	90%	90%	91%	90%	90%
Test services	10%	10%	9%	10%	10%
Total sales	100%	100%	100%	100%	100%

Packaged units (in millions):
Chip scale package	445	461	590	1,826	2,130
Leadframe	1,287	1,511	1,579	6,041	7,466
Ball grid array	40	56	61	195	228
Other packaging	9	29	4	74	24
Total packaged units	1,781	2,057	2,234	8,136	9,848

Net sales from top ten customers	66%	63%	57%	61%	54%

Capacity Utilization:
Packaging	73%	79%	78%	74%	82%
Test	74%	76%	74%	75%	78%

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers):
Communications (cell phones, tablets, wireless LAN, handheld devices)	49%	40%	40%	43%	36%
Consumer (gaming, television, set top boxes, portable media, digital cameras)	21%	27%	26%	24%	28%
Computing (PCs, laptops, hard disk drive, servers, displays, printers, peripherals)	11%	12%	12%	12%	14%
Networking (network servers, routers, switches)	11%	12%	13%	12%	13%
Other (auto, industrial)	8%	9%	9%	9%	9%
Total	100%	100%	100%	100%	100%

Gross Margin Data:
Net sales	100%	100%	100%	100%	100%
Cost of sales:
Materials	45%	45%	43%	44%	43%
Labor	14%	15%	13%	15%	12%
Other manufacturing	25%	23%	23%	23%	22%
Gross margin	16%	17%	21%	18%	23%

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	2011	2010
	(In millions)
Return on Invested Capital:
Operating income	$194	$374
Income tax expense	(7)	(19)
Net operating profit after tax (NOPAT)	$187	$355

Invested capital:
Average debt	$1,355	$1,399
Plus average equity	662	507
Less average cash	(420)	(400)
Average invested capital	$1,597	$1,506

Return on invested capital (NOPAT / average invested capital)*	12%	24%

	Q4 2011	Q3 2011	Q4 2010	2011	2010
	(In millions, except per share data)
Capital Investment Data:
Property, plant and equipment additions	$128	$123	$103	$453	$505
Net change in related accounts payable and deposits	14	(23)	66	14	(59)
Purchases of property, plant and equipment	$142	$100	$169	$467	$446
Depreciation and amortization	$87	$83	$87	$336	$324

Free Cash Flow Data:
Net cash provided by operating activities	$141	$142	$176	$517	$543
Less purchases of property, plant and equipment	(142)	(100)	(169)	(467)	(446)
Free cash flow*	$(1)	$42	$7	$50	$97

Earnings per Share Data:
Net income attributable to Amkor - basic	$25	$27	$51	$92	$232
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	—	—	—	1
Interest on 6.25% convertible notes due 2013, net of tax	—	—	2	—	7
Interest on 6.0% convertible notes due 2014, net of tax	4	4	4	16	16
Net income attributable to Amkor - diluted	$29	$31	$57	$108	$256

Weighted average shares outstanding - basic**	177	195	183	191	183
Effect of dilutive securities:
Stock options and unvested restricted shares	—	—	1	—	1
2.5% convertible notes due 2011	—	—	3	—	3
6.25% convertible notes due 2013	—	—	13	—	13
6.0% convertible notes due 2014	83	83	83	83	83
Weighted average shares outstanding - diluted	260	278	283	274	283

Net income attributable to Amkor per common share:
Basic	$0.14	$0.14	$0.28	$0.48	$1.26
Diluted	$0.11	$0.11	$0.20	$0.39	$0.91

*
We define return on invested capital ("ROIC") as net operating profit after tax divided by average invested capital (the sum of average debt plus average equity less average cash). ROIC is not defined by U.S. GAAP. However, we believe ROIC is relevant and useful information for our investors and management in evaluating whether our capital investments are generating stockholder value.

We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. GAAP. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions.

However, these measures should be considered in addition to, and not as a substitute for, or superior to other measures of financial performance prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies.

**
In August 2011, our Board of Directors authorized the repurchase of up to $150.0 million of our common stock. During the fourth quarter we repurchased 17.7 million shares for a purchase price of $80.2 million. From January 1, 2012, through February 9, 2012, we repurchased an additional 1.0 million shares for a purchase price of $4.5 million, for a cumulative total of 29.5 million shares for a purchase price of $133.4 million.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2011	2010	2011	2010
	(In thousands, except per share data)
Net sales	$683,769	$750,609	$2,776,359	$2,939,483
Cost of sales	571,942	591,266	2,285,790	2,275,727
Gross profit	111,827	159,343	490,569	663,756
Operating expenses:
Selling, general and administrative	55,660	62,037	246,513	242,424
Research and development	12,465	11,097	50,386	47,534
Total operating expenses	68,125	73,134	296,899	289,958
Operating income	43,702	86,209	193,670	373,798
Other expense (income):
Interest expense	18,220	19,202	74,212	85,595
Interest expense, related party	3,492	3,813	12,394	15,250
Interest income	(961)	(675)	(2,749)	(2,950)
Foreign currency loss	520	4,746	2,178	13,756
Loss on debt retirement, net	—	—	15,531	18,042
Equity in earnings of unconsolidated affiliate	(444)	(1,552)	(7,085)	(6,435)
Other income, net	(335)	(144)	(1,030)	(619)
Total other expense, net	20,492	25,390	93,451	122,639
Income before income taxes	23,210	60,819	100,219	251,159
Income tax (benefit) expense	(2,351)	10,058	7,124	19,012
Net income	25,561	50,761	93,095	232,147
Net income attributable to noncontrolling interests	(711)	(157)	(1,287)	(176)
Net income attributable to Amkor	$24,850	$50,604	$91,808	$231,971

Net income attributable to Amkor per common share:
Basic	$0.14	$0.28	$0.48	$1.26
Diluted	$0.11	$0.20	$0.39	$0.91

Shares used in computing per common share amounts:
Basic	176,941	183,404	190,829	183,312
Diluted	259,633	282,830	273,686	282,602

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2011	2010
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$434,631	$404,998
Restricted cash	2,680	17,782
Accounts receivable:
Trade, net of allowances	298,543	392,327
Other	27,197	17,970
Inventories	198,427	191,072
Other current assets	35,352	37,918
Total current assets	996,830	1,062,067

Property, plant and equipment, net	1,656,214	1,537,226
Intangibles, net	8,382	13,524
Investments	36,707	28,215
Restricted cash	4,001	1,945
Other assets	70,913	93,845
Total assets	$2,773,047	$2,736,822

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$59,395	$150,081
Trade accounts payable	424,504	443,333
Accrued expenses	158,287	178,794
Total current liabilities	642,186	772,208

Long-term debt	1,062,256	964,219
Long-term debt, related party	225,000	250,000
Pension and severance obligations	129,096	103,543
Other non-current liabilities	13,288	10,171
Total liabilities	2,071,826	2,100,141

Equity:
Amkor stockholders' equity:
Preferred stock	—	—
Common stock	197	183
Additional paid-in capital	1,611,242	1,504,927
Accumulated deficit	(798,462)	(890,270)
Accumulated other comprehensive income	10,849	15,457
Treasury stock	(130,560)	(284)
Total Amkor stockholders' equity	693,266	630,013
Noncontrolling interests in subsidiaries	7,955	6,668
Total equity	701,221	636,681
Total liabilities and equity	$2,773,047	$2,736,822

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended December 31,

	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income	$93,095	$232,147
Depreciation and amortization	335,644	323,608
Loss on debt retirement, net	10,557	10,562
Other operating activities and non-cash items	1,176	11,522
Changes in assets and liabilities	76,360	(35,244)
Net cash provided by operating activities	516,832	542,595

Cash flows from investing activities:
Purchases of property, plant and equipment	(466,694)	(445,669)
Proceeds from the sale of property, plant and equipment	15,823	3,125
Financing lease payment from unconsolidated affiliate	10,794	13,384
Other investing activities	9,543	(15,761)
Net cash used in investing activities	(430,534)	(444,921)

Cash flows from financing activities:
Borrowings under revolving credit facilities	6,567	3,261
Payments under revolving credit facilities	(6,567)	(34,253)
Borrowings under short-term credit facilities	20,000	15,000
Payments under short-term credit facilities	(15,000)	(15,000)
Proceeds from issuance of long-term debt	387,512	611,007
Proceeds from issuance of long-term debt, related party	75,000	—
Payments of long-term debt, net of redemption premiums and discounts	(392,191)	(663,433)
Payments for debt issuance costs	(5,875)	(7,487)
Payments for repurchase of common stock	(128,368)	—
Proceeds from the issuance of stock through share-based compensation plans	821	1,048
Payments of tax withholding for restricted shares	(776)	—
Net cash used in financing activities	(58,877)	(89,857)

Effect of exchange rate fluctuations on cash and cash equivalents	2,212	1,775

Net increase in cash and cash equivalents	29,633	9,592
Cash and cash equivalents, beginning of period	404,998	395,406
Cash and cash equivalents, end of period	$434,631	$404,998